Registration No. 33-
                                                              ------------------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                               THE TRAVELERS INC.
             (Exact name of registrant as specified in its charter)

                              --------------------

             Delaware                                   52-1568099
  (State or other jurisdiction of           (IRS Employer Identification No.)
   incorporation or organization)

                               65 East 55th Street
                               New York, NY 10022
                                 (212) 891-8900
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------
                             Charles O. Prince, III
                               The Travelers Inc.
                    Senior Vice President and General Counsel
                               65 East 55th Street
                               New York, NY 10022
                                 (212) 891-8854
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

        Approximate date of commencement of proposed sale to the public:
From time to time on or after the effective date of this Registration Statement.

                              --------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                              --------------------

                         CALCULATION OF REGISTRATION FEE
================================================================================
    Title of Each Class of
          Securities             Amount      Proposed    Proposed
       being registered           being       maximum    maximum
                              registered(1)  offering    aggregate   Amount of
                                             price per    offering  registration
                                              unit(2)     price(2)      fee
- --------------------------------------------------------------------------------
 5.50% Convertible Preferred
   Stock, Series B              2,500,000      $61.00   $152,500,000  $52,586.57
 Warrants to Purchase one
   share of Common Stock        3,749,466      $11.50   $ 43,118,859  $14,868.68
 Common Stock(3)                7,150,826      $0       $0            $0
         Total                                          $195,618,859  $67,455.26
================================================================================

(1) The Registration Statement also covers such additional number of securities as may be issuable by reason of the operation of the anti-dilution provisions of the Warrants and the Series B Preferred Stock.
(2) With respect to the Series B Preferred Stock, pursuant to Rule 457(i), based on the proposed offering price of the Series B Preferred Stock (no additional consideration is payable in connection with conversion), and with respect to the Warrants, pursuant to Rule 457(g), based on the offering price of the Warrants, and in both instances estimated solely for the purpose of calculating the registration fee.
(3) Based upon the maximum number of shares of Common Stock that may be issued upon exercise or conversion of the Series B Preferred Stock and the Warrants.

                              --------------------
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 15, 1994

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY   , 1994)
                               THE TRAVELERS INC.
             3,749,466 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                          ---------------------------

     All of the 3,749,466 Warrants (the "Warrants") to purchase shares of Common Stock, $.01 par value per share (the "Common Stock"), of The Travelers Inc., a Delaware corporation (the "Company"), are being offered by American Express Company (the "Selling Stockholder"). Each Warrant entitles its holder to purchase from the Company, at any time on or prior to July 31, 1998, one share of Common Stock at a purchase price of $39.00, subject to adjustment in certain circumstances. The Selling Stockholder is offering all of the Warrants it owns and upon completion of this offering will no longer be a holder of any Warrants. This Prospectus Supplement also covers the offering from time to time of shares of Common Stock that may be issued upon exercise of the Warrants. The Warrants and the shares of Common Stock issuable upon the exercise of the Warrants are collectively referred to as the "Securities."

     The Company will not receive any proceeds from the sale of the Warrants. If the Warrants are exercised, the Company will, however, receive $39.00 (subject to adjustment in certain circumstances) for each share of Common Stock issued upon exercise of the Warrants.

     Prior to this offering, there has been no public market for the Warrants and there can be no assurance that any active trading market will develop for the Warrants subsequent to the completion of this offering. For information relating to the factors to be considered in determining the initial public offering price of the Warrants, see "Plan of Distribution" in the Prospectus. The Company intends to apply for listing of the Warrants on the New York Stock Exchange, Inc. (the "NYSE"). The Common Stock is currently traded on the NYSE and The Pacific Stock Exchange Incorporated under the symbol "TRV."
                          ---------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                             TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                      PROCEEDS TO
                                                         PRICE TO     UNDERWRITING     PROCEEDS TO      SELLING
                                                          PUBLIC      DISCOUNT(1)      COMPANY(2)     STOCKHOLDER
Warrants, Per Warrant.................................      $             $               $0               $
Common Stock underlying Warrants, Per Share...........      $             $               $39.00           $0
Total.................................................   $            $                               $

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The Company has agreed to pay certain expenses in connection with the
    offering estimated at $            .
                          ---------------------------

     The Warrants offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Warrants will be made at the offices of Lehman Brothers Inc., New York, New York on or
about              , 1994.
                          ---------------------------

   SMITH BARNEY SHEARSON INC.                                 LEHMAN BROTHERS

             , 1994

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

     IN CONNECTION WITH THE OFFERING OF CERTAIN OF THE SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants offered hereby (described in the Prospectus under the heading "Description of Offered Securities--Warrants") supplements the description set forth in the Prospectus, to which description reference is hereby made.

     The First National Bank of Boston will act as warrant agent for the Warrants.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom Smith Barney Shearson Inc. ("SBS") and Lehman Brothers Inc. ("Lehman") are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of an Underwriting Agreement with the Selling Stockholder and the Company (the "Underwriting Agreement"), to purchase from the Selling Stockholder the aggregate number of Warrants set forth opposite their names below:

                                                                                   NUMBER OF
          UNDERWRITERS                                                             WARRANTS
- --------------------------------------------------------------------------------  -----------
Smith Barney Shearson Inc. .....................................................
Lehman Brothers Inc. ...........................................................
                                                                                  -----------
          Total.................................................................    3,749,466
                                                                                  -----------
                                                                                  -----------

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Warrants are subject to certain conditions and that, if any of the Warrants are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Warrants must be so purchased.

     The Selling Stockholder has been advised by the Representatives that the Underwriters propose to offer the Warrants offered hereby initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain selected dealers (who may include Underwriters) at such public
offering price less a concession not to exceed $            per Warrant. The
Underwriters or such selected dealers may reallow a commission to certain other
dealers not to exceed $            per Warrant. After such initial offering,
such public offering price, concession to selected dealers and reallowance to other dealers may be changed.

     The Company has agreed that it will not, subject to certain limited exceptions, directly or indirectly, sell or otherwise dispose of any Common Stock of the Company or any securities convertible into or exercisable or
exchangeable for Common Stock of the Company for a period of             days
from the date of this Prospectus Supplement without the prior written consent of the Representatives.

     The Company intends to apply for listing of the Warrants on the NYSE. In connection with such application, the Underwriters have undertaken to sell the Warrants to at least 400 beneficial holders.

     The Company and the Selling Stockholder have agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1993, as amended, or to contribute to payments which the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters are being passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Simpson Thacher & Bartlett has provided from time to time, and may provide in the future, legal services to the Company and its affiliates.

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY,
THE SELLING STOCKHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER
THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR
THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE SUCH DATE.

               ---------------------------
                     TABLE OF CONTENTS

                                                  PAGE
                                                ---------
                  PROSPECTUS SUPPLEMENT

DESCRIPTION OF WARRANTS.......................        S-2
UNDERWRITING..................................        S-2
LEGAL MATTERS.................................        S-3
                       PROSPECTUS
AVAILABLE INFORMATION.........................          2
INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE.....................................          2
THE COMPANY...................................          3
RECENT OPERATING RESULTS......................          5
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED
  STOCK DIVIDENDS.............................          5
USE OF PROCEEDS...............................          5
SELLING STOCKHOLDER...........................          6
DESCRIPTION OF CAPITAL STOCK..................          7
DESCRIPTION OF OFFERED SECURITIES.............          9
PLAN OF DISTRIBUTION..........................         18
ERISA MATTERS.................................         20
LEGAL MATTERS.................................         20
EXPERTS.......................................         20

- ------------------------------------------------------
- ------------------------------------------------------

                THE TRAVELERS INC.
           3,749,466 WARRANTS TO PURCHASE
              SHARES OF COMMON STOCK
             ------------------------
              PROSPECTUS SUPPLEMENT
                FEBRUARY   , 1994
              (INCLUDING PROSPECTUS
             DATED FEBRUARY   , 1994)
            ---------------------------


             SMITH BARNEY SHEARSON INC.
                LEHMAN BROTHERS



- ------------------------------------------------------
- ------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY  15, 1994

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY   , 1994)
                                2,500,000 SHARES
                               THE TRAVELERS INC.
                  5.50% CONVERTIBLE PREFERRED STOCK, SERIES B
                          ---------------------------

     All of the 2,500,000 shares of 5.50% Convertible Preferred Stock, Series B, $1.00 par value per share (the "Series B Preferred Stock"), of The Travelers Inc., a Delaware Corporation (the "Company"), are being offered by American Express Company (the "Selling Stockholder"). The Selling Stockholder is offering all of the shares of Series B Preferred Stock it owns and upon completion of this offering will no longer be a holder of any Series B Preferred Stock. This Prospectus Supplement also covers the offering of shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"), that may be issued upon conversion of the Series B Preferred Stock. The shares of Series B Preferred Stock and the shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock are collectively referred to as the "Securities."

     Each share of Series B Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends thereon. Cash dividends on the Series B Preferred Stock are payable quarterly in arrears at an annual rate of $2.75 per share. See "Description of Offered Securities--Series B Preferred Stock--Dividends" in the Prospectus. Shares of Series B Preferred Stock are convertible at any time at the option of the holder into shares of Common Stock at a conversion price of $36.75 per share of Common Stock, which is equivalent to a conversion rate of approximately 1.36 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment in certain circumstances. See "Description of Offered Securities-- Series B Preferred Stock-- Conversion Rights" in the Prospectus.

     The Series B Preferred Stock is not redeemable prior to July 30, 1996, but will be redeemable on such date and thereafter for cash at the option of the Company, in whole or in part, at $51.925 per share if redeemed prior to July 29, 1997 and at decreasing prices thereafter to $50.00 from and after July 30, 2003, plus, in each case, accrued and unpaid dividends to the redemption date. The Series B Preferred Stock will not be entitled to the benefit of any sinking fund. See "Description of Series B Preferred Stock--Redemption" in the Prospectus.

     The Company will not receive any proceeds from the sale of the Series B Preferred Stock or the conversion of the shares of Series B Preferred Stock into shares of Common Stock.

     Prior to this offering, there has been no public market for the Series B Preferred Stock and there can be no assurance that any active trading market will develop for the Series B Preferred Stock subsequent to the completion of this offering. For information relating to the factors to be considered in determining the initial public offering price of the Series B Preferred Stock, see "Plan of Distribution" in the Prospectus. The Company intends to apply for listing of the Series B Preferred Stock on the New York Stock Exchange, Inc. (the "NYSE"). The Common Stock is currently traded on the NYSE and The Pacific Stock Exchange Incorporated under the symbol "TRV."
                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                                PROCEEDS TO
                                                                      PRICE TO            UNDERWRITING            SELLING
                                                                       PUBLIC             DISCOUNT(1)           STOCKHOLDER
Series B Preferred Stock, Per Share...........................           $                     $                     $
Total.........................................................        $                   $                     $

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

    The Company has agreed to pay certain expenses in connection with the
    offering estimated at $            .
                          ---------------------------

     The shares of Series B Preferred Stock offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares of Series B Preferred Stock will be made at the
offices of Lehman Brothers Inc., New York, New York on or about              ,
1994.
                          ---------------------------
SMITH BARNEY SHEARSON INC.                                       LEHMAN BROTHERS

             , 1994

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

     IN CONNECTION WITH THE OFFERING OF CERTAIN OF THE SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER-MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                    DESCRIPTION OF SERIES B PREFERRED STOCK

     The following description of the terms of the shares of Series B Preferred Stock offered hereby (described in the Prospectus under the heading "Description of Offered Securities--Series B Preferred Stock") supplements the description set forth in the Prospectus, to which description reference is hereby made.

     The First National Bank of Boston will act as transfer agent and registrar for the Series B Preferred Stock.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom Smith Barney Shearson Inc. ("SBS") and Lehman Brothers Inc. ("Lehman") are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of an Underwriting Agreement with the Selling Stockholder and the Company (the "Underwriting Agreement"), to purchase from the Selling Stockholder the aggregate number of shares of Series B Preferred Stock set forth opposite their names below:

                                                                                  NUMBER OF
          UNDERWRITERS                                                             SHARES
- ------------------------------------------------------------------------------  -------------
Smith Barney Shearson Inc. ...................................................
Lehman Brothers Inc. .........................................................
                                                                                -------------
          Total...............................................................      2,500,000
                                                                                -------------
                                                                                -------------

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Series B Preferred Stock are subject to certain conditions and that, if any of the shares of Series B Preferred Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Series B Preferred Stock must be so purchased.

     The Selling Stockholder has been advised by the Representatives that the Underwriters propose to offer the shares of Series B Preferred Stock offered hereby initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain selected dealers (who may include Underwriters) at such public offering price less a concession not to exceed
$     per share. The Underwriters or such selected dealers may reallow a
commission to certain other dealers not to exceed $     per share. After such
initial offering, such public offering price, concession to selected dealers and reallowance to other dealers may be changed.

     The Company has agreed that it will not, subject to certain limited exceptions, directly or indirectly, sell or otherwise dispose of any Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock of the Company for a period
of             days from the date of this Prospectus Supplement without the prior written consent of the Representatives.

     The Company intends to apply for listing of the Series B Preferred Stock on the NYSE. In connection with such application, the Underwriters have undertaken to sell the Series B Preferred Stock to at least 100 beneficial holders.

     The Company and the Selling Stockholder have agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters are being passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Simpson Thacher & Bartlett has provided from time to time, and may provide in the future, legal services to the Company and its affiliates.

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS, NOT CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION
OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY, THE SELLING
STOCKHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY
OF THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS
SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION
OF AN OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION IN SUCH JURISDICTION. NEITHER THE
DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE
INFORMATION HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS
BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE SUCH DATE.
               ---------------------------
                     TABLE OF CONTENTS

                                                  PAGE
                                                ---------
           PROSPECTUS SUPPLEMENT
DESCRIPTION OF SERIES B PREFERRED
  STOCK.......................................        S-2
UNDERWRITING..................................        S-2
LEGAL MATTERS.................................        S-3
                       PROSPECTUS
AVAILABLE INFORMATION.........................          2
INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE.....................................          2
THE COMPANY...................................          3
RECENT OPERATING RESULTS......................          5
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS.............................          5
USE OF PROCEEDS...............................          5
SELLING STOCKHOLDER...........................          6
DESCRIPTION OF CAPITAL STOCK..................          7
DESCRIPTION OF OFFERED SECURITIES.............          9
PLAN OF DISTRIBUTION..........................         18
ERISA MATTERS.................................         20
LEGAL MATTERS.................................         20
EXPERTS.......................................         20


                  2,500,000 SHARES
                  THE TRAVELERS INC.
                  5.50% CONVERTIBLE
               PREFERRED STOCK, SERIES B


            ---------------------------
                PROSPECTUS SUPPLEMENT
                  FEBRUARY   , 1994
                (INCLUDING PROSPECTUS
                DATED FEBRUARY   , 1994)
             ---------------------------




            SMITH BARNEY SHEARSON INC.

                 LEHMAN BROTHERS

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                Subject To Completion, Dated February 15, 1994


PROSPECTUS


                               THE TRAVELERS INC.

            2,500,000 Shares of Series B Convertible Preferred Stock
              3,749,466 Warrants to Purchase Shares of Common Stock
                      and 7,150,826 Shares of Common Stock
                  Issuable upon Conversion or Exercise Thereof

                      -------------------------------------

          The 2,500,000 shares of 5.50% Convertible Preferred Stock, Series B, $1.00 par value per share (the "Series B Preferred Stock"), of The Travelers Inc., a Delaware corporation (the "Company") and 3,749,466 Warrants (the "Warrants") to purchase shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company may be offered from time to time by American Express Company (the "Selling Stockholder"). The shares of Series B Preferred Stock, the Warrants and the shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock or exercise of the Warrants are collectively referred to as the "Offered Securities." When an offering of all or part of the Offered Securities is made, a supplement to this Prospectus
(the "Prospectus Supplement") will be delivered with this Prospectus, setting forth the specific Offered Securities being offered, the purchase price, any listing on a securities exchange and any other variable terms.

          Each share of Series B Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends thereon. Cash dividends on the Series B Preferred Stock are payable quarterly in arrears at an annual rate of $2.75 per share. Shares of Series B Preferred Stock are convertible at any time at the option of the holder into shares of Common Stock at a conversion price of $36.75 per share of Common Stock, which is equivalent to a conversion rate of approximately 1.36 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment in certain circumstances. The Series B Preferred Stock is not redeemable prior to July 30, 1996, but will be redeemable on such date and thereafter for cash at the option of the Company, in whole or in part, at $51.925 per share if redeemed prior to July 29, 1997 and at decreasing prices thereafter to $50.00 from and after July 30, 2003, plus accrued and unpaid dividends to the redemption date. The Series B Preferred Stock will not be entitled to the benefit of any sinking fund. See
"Description of Offered Securities- Series B Preferred Stock."

          Each Warrant entitles its holder to purchase from the Company, at any time on or prior to July 31, 1998, one share of Common Stock at a purchase price of $39.00, subject to adjustment in certain circumstances. Upon completion of this offering the Selling Stockholder will no longer be a holder of any Offered Securities.

          In addition, this Prospectus, when delivered with an applicable Prospectus Supplement, covers the issuance of the shares of Common Stock underlying the shares of Series B Preferred Stock and the Warrants. The Prospectus Supplement will specify the number of shares of Common Stock offered thereby. Of the 7,150,826 shares of Common Stock that may be offered, 3,401,360 shares are issuable upon the conversion of shares of the Series B Preferred Stock and 3,749,466 shares are issuable upon the exercise of the Warrants, subject to adjustment in certain circumstances.

          The Common Stock is currently traded on the New York Stock Exchange, Inc. (the "NYSE") and The Pacific Stock Exchange Incorporated (the "Pacific Stock Exchange") under the symbol "TRV."


                      -------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      -------------------------------------

          The Selling Stockholder may sell the Series B Preferred Stock and the Warrants through agents designated from time to time, through underwriters or through dealers. The names of such agents, underwriters or dealers and any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in a Prospectus Supplement. The net proceeds to the Selling Stockholder from such sale will be set forth in the Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement (i) such underwriters will include Smith Barney Shearson Inc. ("SBS") and Lehman Brothers Inc. ("Lehman"), acting alone or as representatives of a group of underwriters, and (ii) such agents or dealers will include SBS and Lehman.

          This Prospectus may also be used by SBS, a subsidiary of the Company, in connection with offers and sales of the Offered Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. SBS may act as principal or agent in such transactions. See "Plan of Distribution."


                      -------------------------------------

                       , 1994
- -----------------------



Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

          For North Carolina purchasers: These securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner ruled upon the accuracy or adequacy of this Prospectus.


                       -----------------------------------

                              AVAILABLE INFORMATION

          The Company (formerly Primerica Corporation) is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the NYSE and the Pacific Stock Exchange, and such reports, proxy statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, and 233 South Beaudry Avenue, Los Angeles, California 90012.


                      -------------------------------------

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act") with respect to the Offered Securities. For further information with respect to the Offered Securities, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Company's Registration Statement, each such statement being qualified in all respects by such reference.


                      -------------------------------------


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

          1. Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1992, as amended.

          2. Quarterly Reports of the Company on Form 10-Q for the fiscal quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.

          3. Current Reports of the Company on Form 8-K dated December 23, 1992, as amended, March 1, 1993, March 12, 1993, April 8, 1993, April 19,
     1993, April 28, 1993, June 10, 1993, July 19, 1993, September 23, 1993,
     October 18, 1993, November 29, 1993, December 31, 1993 and January 24,
     1994.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the offering of Offered Securities hereby and (ii) the date on which SBS ceases offering and selling Offered Securities pursuant to this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in an accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

          The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Corporate Communications and Investor Relations, The Travelers Inc., 65 East 55th Street, New York, New York 10022; telephone (212) 891-8900.

                                   THE COMPANY

          The Company is a financial services holding company engaged, through its subsidiaries, principally in four business segments: Investment Services, Insurance Services - Property and Casualty, Insurance Services - Life, and Consumer Finance Services. The predecessor of the Company was founded in 1912. In December 1988, the Company (then known as Commercial Credit Group, Inc.) acquired Primerica Corporation, a New Jersey corporation ("old Primerica"). At the time of the acquisition, the name of the Company was changed to Primerica Corporation and old Primerica was merged into a newly formed, wholly owned subsidiary of the Company, Primerica Holdings, Inc. ("Primerica Holdings"). The acquisition of old Primerica was accounted for as a purchase, with an effective accounting date of December 31, 1988. Accordingly, the Company's results of operations for the year ended on December 31, 1988 incorporated by reference in this Prospectus do not include the results of old Primerica and its subsidiaries. On December 17, 1992, Primerica Holdings was merged into the Company.

          In December 1992 the Company acquired approximately 27% of the common stock of The Travelers Corporation, a Connecticut corporation ("old Travelers"), in a series of related transactions. The Company and certain of its subsidiaries paid $550 million in cash and issued to old Travelers 50% of the equity in Commercial Insurance Resources, Inc. (the parent of Gulf Insurance Company) and transferred to old Travelers 100% of the preferred provider organization and third party administrator network of Transport Life Insurance Company. In September 1993 the Company and old Travelers announced a definitive agreement for the Company to acquire the remaining approximately 73% of old Travelers common stock it did not already own. On December 31, 1993, pursuant to such agreement, each share of old Travelers common stock (other than shares held by the Company, old Travelers or shareholders who properly exercised dissenters' rights) was exchanged for .80423 of a share of Common Stock, old Travelers was merged into the Company (then known as Primerica Corporation) and the Company, as the surviving corporation of the merger, changed its name to The Travelers Inc.


          The Company's Investment Services segment consists of investment banking, brokerage, asset management and other financial services provided through Smith Barney Shearson Holdings Inc. ("SBSHI"), a subsidiary of the Company, and its subsidiaries, mutual fund management and distribution services provided through American Capital Management & Research, Inc. and its subsidiaries, and investment management services provided by RCM Capital Management.

          In July 1993 the Company and certain of its subsidiaries acquired substantially all of the assets and assumed certain of the liabilities of the domestic retail brokerage business and the asset management business of Shearson Lehman Brothers Inc. (now known as Lehman) (the "Shearson Transaction"). As a result of this acquisition, SBSHI became one of the largest retail brokerage firms in the United States.

          The Company's Insurance Services - Property and Casualty segment provides insurance products including workers' compensation, liability, automobile, property and multiple-peril to businesses and other institutions and automobile and homeowners insurance to individuals. Property and casualty insurance policies are issued primarily by The Travelers Indemnity Company and its subsidiary and affiliated property-casualty insurance companies, which now include Gulf Insurance Company.

          The Company's Insurance Services - Life segment includes individual life insurance, accident and health insurance, annuities and investment products which are offered primarily through The Travelers Insurance Company and its subsidiary and affiliated life insurance companies. Such affiliated companies now include Primerica Financial Services and its affiliates, Primerica Life Insurance Company and National Benefit Life Insurance Company, which primarily issue individual term life insurance, and Transport Life Insurance Company. Primerica Financial Services and its affiliates are also engaged in securities brokerage consisting primarily of mutual fund sales.

          The Company's Consumer Finance Services segment includes consumer lending (including secured and unsecured personal loans, real estate-secured loans and consumer goods financing), and credit card and credit-related insurance services provided through Commercial Credit Company and its subsidiaries.

          In addition to its four business segments, the Company's Corporate and Other segment consists of corporate staff and treasury operations, certain corporate income and expenses that have not been allocated to the operating subsidiaries and, through 1992, the Company's interest in Fingerhut Companies, Inc. ("Fingerhut"), a direct marketing business. The Company has since sold its remaining interest in Fingerhut. During 1993, this segment also included the Company's approximately 27% interest in old Travelers common stock.

          The principal offices of the Company are located at 65 East 55th Street, New York, New York 10022, telephone (212) 891-8900. The Company was incorporated in Delaware in 1988.


                            RECENT OPERATING RESULTS

          The net income of the Company for the year ended December 31, 1993, was $915.6 million, or $3.74 per share, compared to $728.1 million, or $3.22 per share, for the year ended December 31, 1992. The Company's revenues for the year ended December 31, 1993, were $6,796.9 million, compared to $5,125.0 million for the corresponding 1992 period. Net income for 1993 included reported investment portfolio gains of $109.2 million and an $8.1 million gain from the sale of subsidiaries and affiliates, and also reflected a charge of $16.7 million related to the cumulative effect of FAS 106, a charge of $17.7 million related to the cumulative effect of FAS 112, and a $65.0 million provision for one-time expenses related to the Shearson Transaction. Net income for the comparable 1992 period included reported investment portfolio gains and net gains from the sale of subsidiaries and affiliates of $163.2 million and a one-time charge of $28.1 million from the cumulative effect of FAS 109. At year end 1993, the Company had assets of approximately $100 billion.

          For the year ended December 31, 1993, operating earnings were $899.5 million or $3.67 per share, an increase of 41% over operating results for the year ended December 31, 1992. Operating results for the year ended December 31, 1992 were $593.0 million and earnings per share during such period were $2.61. Earnings per share were based on weighted average common shares outstanding and common equivalent shares of 237.8 million in 1993 and 222.8 million in 1992.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                                 Year Ended December 31,(1)
                         Nine Months Ended    --------------------------------
                         September 30, 1993   1992   1991   1990   1989   1988
                         ------------------   ----   ----   ----   ----   ----

Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends . . . . . . . . .   2.67x         2.57x  1.85x  1.56x  1.49x  1.95x


- --------------------------------
(1) The Company (formerly Primerica Corporation) is the successor to Commercial Credit Group, Inc. Results of operations and dividends per common share for 1988 reflect only those of Commercial Credit Group, Inc.

          The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings available for fixed charges by fixed charges and preferred stock dividends. For the purpose of this ratio, earnings available for fixed charges consist of pre-tax income from continuing operations adjusted for undistributed equity earnings and minority interest and fixed charges; and fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor. Prior to July 1992 the Company had no preferred stock outstanding.


                                 USE OF PROCEEDS


          All of the shares of Series B Preferred Stock and the Warrants to be offered will be sold by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of such Series B Preferred Stock or Warrants by the Selling Stockholder. The Common Stock being offered is issuable only upon conversion of the Series B Preferred Stock or the exercise of the Warrants. The Company will not receive any proceeds from issuance of Common Stock in connection with the conversion of the Series B Preferred Stock. However, the Company will receive $39.00 (subject to adjustment) for each share of Common Stock issued upon exercise of a Warrant. The Company will receive such consideration only in the event of the exercise of any Warrant. In the event that all of the Warrants are exercised, the Company will receive an aggregate exercise price of $146,229,174. Unless otherwise set forth in the applicable Prospectus Supplement, the Company intends to apply the net proceeds from the exercise of the Warrants for general corporate purposes, which may include capital contributions to subsidiaries of the Company and/or the reduction or refinancing of borrowings of the Company or its subsidiaries.


                               SELLING STOCKHOLDER

          All of the Series B Preferred Stock and the Warrants being offered will be offered by the Selling Stockholder. The Selling Stockholder acquired the Series B Preferred Stock and the Warrants in connection with the Shearson Transaction. In connection with such acquisition, the Company issued to the Selling Stockholder 2,500,000 shares of Series B Preferred Stock and Warrants to purchase 3,749,466 shares of Common Stock, as adjusted. The shares of Series
B Preferred Stock and the Warrants issued to the Selling Stockholder are the only issued and outstanding shares of Series B Preferred Stock and Warrants.

          Lehman is a majority-owned subsidiary of the Selling Stockholder.
In connection with the Shearson Transaction, Lehman and SBS have entered into agreements with respect to various relationships between them which continue for a period of time after consummation of the Shearson Transaction, including a securities clearing agreement pursuant to which SBS has agreed to carry and clear on a fully disclosed basis all customer accounts introduced by Lehman and on a correspondent basis with respect to Lehman's proprietary accounts. In connection with the clearing arrangement, SBS has issued 100 shares of its Series A Cumulative Preferred Stock to Lehman for $1 million. Subject to certain conditions, these shares are redeemable by SBS after the termination of the clearing arrangement. SBS also agreed to provide to Lehman certain data processing and other operational services. In addition, SBS has agreed to pay future contingent amounts to Lehman based upon the combined performance of SBS and the acquired businesses, consisting of up to $50 million per year for three years based on net revenues, plus 10% of after-tax consolidated net income in excess of $250 million per year over a five-year period.

          Following the offerings contemplated hereby, the Selling Stockholder will no longer be a holder of any shares of Series B Preferred Stock or Warrants. A subsidiary of the Selling Stockholder beneficially owns approximately 4.5 million shares of the Company's Common Stock, which was acquired in the ordinary course of such subsidiary's investment management business. Subsidiaries of the Selling Stockholder may acquire additional shares of the Company's Common Stock from time to time and may determine to sell such shares in connection with their trading and investment management businesses.

                          DESCRIPTION OF CAPITAL STOCK

General

          As of the date of this Prospectus, the Company's authorized capital stock consists of 500,000,000 shares of Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). Under the Company's Certificate of Incorporation (as amended, the "Certificate of Incorporation"), the Board of Directors of the Company is authorized to issue shares of the Preferred Stock in one or more series, with or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors of the Company and as are not stated and expressed in the Certificate of Incorporation. Prior to the issuance of each series of Preferred Stock, the Board of Directors will adopt resolutions creating and designating such series as a series of Preferred Stock. As used herein the term "Board of Directors of the Company" means the Board of Directors of the Company and includes any duly authorized committee thereof.

          The rights of holders of the Series B Preferred Stock being offered, or other equity securities of the Company, will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The Board of Dir!ectors of the Company may cause shares of Preferred Stock to be issued in public or private transactions for any proper corporate purposes, which may include issuance to obtain additional financing in connection with acquisitions or otherwise, and issuance to officers, directors and employees of the Company and its subsidiaries pursuant to benefit plans or otherwise. Shares of Preferred Stock issued by the Company may have the effect, under certain circumstances, alone or in combination with certain other provisions of the Certificate of Incorporation described below, of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors of the Company.

Preferred Stock

          As of the date of this Prospectus, the Company had outstanding 1,200,000 shares of its 8.125% Cumulative Preferred Stock, Series A (the "Series A Preferred Stock"), 2,500,000 shares of its Series B Preferred Stock, 4,406,431 shares of its $4.53 ESOP Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), 7,500,000 shares of its 9.25% Preferred Stock, Series D (the "Series D Preferred Stock") and 2,222 shares of its $45,000 Cumulative Redeemable Preferred Stock, Series Z (the "Series Z Preferred Stock"), all of which shares are fully paid and nonassessable.

          Series A Preferred Stock. The Series A Preferred Stock is not redeemable prior to July 28, 1997, and is redeemable on such date and thereafter at the Company's option at a redemption price equal to $250 per share (the liquidation preference), plus accrued and unpaid dividends. The Series A Preferred Stock ranks on a parity as to dividends and upon liquidation with the currently outstanding series of Preferred Stock. There are no preemptive or other subscription rights with respect to the Series A Preferred Stock. The Series A Preferred Stock provides for cumulative quarterly dividends at the rate of 8.125% per annum, calculated as a percentage of the $250 per share stated value. The holder of Series A Preferred Stock does not have voting rights except as provided by law or if six quarterly dividends are in arrears and except that a two-thirds vote of all shares of Preferred Stock voting as a class is required for the Company to create any class of stock having a preference as to dividends or distribution of assets over the Series A Preferred Stock. Depositary shares, each representing one-tenth of a share of Series A Preferred Stock, are traded on the NYSE.

          Series C Preferred Stock. Shares of Series C Preferred Stock have a stated value of $53.25 per share. The Series C Preferred Stock ranks on a parity as to dividends and upon liquidation with the currently outstanding series of Preferred Stock. There are no preemptive or other subscription rights with respect to the Series C Preferred Stock. Shares of Series C Preferred Stock are entitled to vote for the election of directors and on all other matters submitted to a vote of stockholders of the Company. Each share of Series C Preferred Stock is entitled to 1.3 votes per share, subject to adjustment as the conversion price is adjusted as described below, and vote jointly as a single class with shares of Common Stock and not as a separate class except as otherwise expressly provided for in the Delaware General Corporation Law, as amended (the "DGCL"). However, whether or not the DGCL so provides, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends and upon liquidation, voting together as a class, is required for the Company to create a new class or increase an existing class of stock having rights in respect of the payment of dividends or in liquidation prior to the Series C Preferred Stock or any other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends and upon liquidation, to issue any Preferred Stock of the Company ranking prior to the Series C Preferred Stock either as to dividends or upon liquidation, or to change the terms, limitations or relative rights or preferences of the Series C Preferred Stock or any other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends and upon liquidation, either directly or by increasing the relative rights of the shares of another class. If the Series C Preferred Stock is entitled to vote together with any other series of Preferred Stock, it will be entitled to one vote per share. The holder of shares of Series C Preferred Stock is entitled to receive dividends in the amount of $4.53 per annum per share. Generally, the shares of Series C Preferred Stock will be redeemable, in whole or in part at the option of the Company, on or after January 1, 1998, at a redemption price (payable in cash or shares of Common Stock) of $53.25 per share plus accrued and unpaid dividends thereon to the date fixed for redemption.

          Series D Preferred Stock. Shares of Series D Preferred Stock have a stated value of $50.00 per share. The Series D Preferred Stock ranks on a parity as to dividends, other distributions and upon liquidation with the currently outstanding series of Preferred Stock. The Series D Preferred Stock has no preemptive or other subscription rights. The holder of Series D Preferred Stock does not have voting rights except as provided by law or if six quarterly dividends are in arrears and except that a two-thirds vote of all shares of Preferred Stock voting as a class is required for the Company to create any class of stock having a preference as to dividends or distribution of assets over the Series D Preferred Stock. The holder of shares of Series D Preferred Stock is entitled to receive dividends at the rate of 9.25% per annum per share applied to the stated value of such share. The shares of Series D Preferred Stock are redeemable, in whole or in part, at the option of the Company, on or after July 1, 1997 at a redemption price of $50.00 per share plus accrued and unpaid dividends thereon to the date fixed for redemption. Depositary shares, each representing one-half of a share of Series D Preferred Stock, are traded on the NYSE.

          Series Z Preferred Stock. The holder of the Series Z Preferred Stock is entitled to a cumulative quarterly dividend at an annual rate of 85% of the daily average of the Dealer Offer Rates for 30-day commercial paper placed by dealers whose firm's bond ratings are AA or equivalent, multiplied by the stock's $45,000 per share liquidation value. The Series Z Preferred Stock is owned by a subsidiary of the Company, is redeemable without premium at the Company's option at any time, and is subject to repurchase at the holder's request at its liquidation value of $45,000 per share, plus accrued dividends, if not redeemed on or prior to September 15, 1998. The holder of the Series Z Preferred Stock does not have voting rights except as required by law or if six quarterly dividends are in arrears and except that a two-thirds vote of all shares of Preferred Stock voting as a class is required for the Company to create any class of stock having a preference as to dividends or distribution of assets over the Series Z Preferred Stock.


                        DESCRIPTION OF OFFERED SECURITIES

          The following description of the Offered Securities sets forth certain terms and provisions of the Offered Securities. The particular terms of each offering will be more fully described in the applicable Prospectus Supplement.


Series B Preferred Stock

          General. The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation and the Certificate of Designation of the Series B Preferred Stock (the "Certificate of Designation").

          The Series B Preferred Stock is convertible into shares of Common Stock. Shares of Series B Preferred Stock have no preemptive rights. Any shares of Series B Preferred Stock redeemed or otherwise acquired by the Company will assume the status of authorized but unissued shares of Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued shares of Preferred Stock.

          The registrar, transfer agent and dividend disbursing agent for the shares of Series B Preferred Stock will be named in the applicable Prospectus Supplement.

          Voting Rights. Holders of Series B Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. If six quarterly dividends (whether or not consecutive) payable on shares of Series B Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Company, the number of directors of the Company will be increased by two, and the holders of shares of Series B Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled at such annual meeting of stockholders to elect two directors of the Company, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Any director who has been so elected may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the directors elected pursuant to such special voting right, other than by removal from office, such vacancy may be filled by the remaining director so elected, or his successor in office. Such voting rights will continue until all dividend arrearages on the Series B Preferred Stock have been paid or declared and set apart for payment. Upon the termination of each such special voting right, the terms of office of all persons who may have been elected pursuant to such special voting right shall immediately terminate, and the number of directors of the Company will be decreased by two. Holders of shares of Series B Preferred Stock will have one vote for each share held.

          Without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series B Preferred Stock being entitled to cast one vote per share, the Company may not: (a) create any class of stock that will have preference as to dividends or distributions of assets over the Series B Preferred Stock or (b) alter or change the provisions of the Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series B Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series B Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class.

          Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cash dividends payable quarterly at the rate of 5.5% per annum of the Liquidation Preference (as defined below) for shares of the Series B Preferred Stock. Dividends on shares of Series B Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, for each of the quarterly periods beginning on the preceding November 15, February 15, May 15 and August 15, respectively, and ending on and including the day next preceding the first day of the next such quarterly period. Dividends on each share of the Series B Preferred Stock will be cumulative, and will be payable to holders of record as they appear on the stock register of the Company on the record date for each such payment which will be fixed in advance by the Board of Directors and will be not more than 60 days nor less than 10 days preceding the payment date thereof. Dividends payable on the Series B Preferred Stock for any period less than a full dividend period shall be computed on the basis of the actual number of days elapsed in the period. No interest will be payable in respect of any dividend payment that is in arrears. If there are outstanding shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the shares of Series B Preferred Stock, then in making any dividend payment on account of arrears on the Series B Preferred Stock or such other class or series of Preferred Stock, the Company will make payments ratably upon all outstanding shares of Series B Preferred Stock and such other class or series in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series B Preferred Stock and such other class or series of Preferred Stock to the date of such dividend payment.

          So long as any shares of Series B Preferred Stock are outstanding, unless (i) full cumulative dividends have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock (other than Junior Stock), the Company may not declare any dividends on any shares of

Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to the Series B Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, other than a distribution of Junior Stock. In the event that there are outstanding shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, and dividends on such shares are in arrears, the Company, in making any dividend payment on account of such arrearage, is required to make payments ratably on all outstanding shares of Series B Preferred Stock and such other class or series of Preferred Stock in proportion to the respective amounts of dividends in arrears on all such outstanding shares. Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

          The ability of the Company, as a holding company, to pay dividends on the Series B Preferred Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered, and payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. Dividends, loans and advances from certain subsidiaries to the Company are subject to certain restrictions, including limitations imposed by borrowing arrangements of certain of such subsidiaries, applicable insurance holding company laws, the net capital requirements under the Exchange Act, and the rules of certain securities exchanges and various domestic and foreign regulatory bodies. Such restrictions, as well as additional restrictions that the Company may become subject to in the future, may limit the ability of the Company to pay dividends on the Series B Preferred Stock.

          Optional Redemption. The Series B Preferred Stock is not subject to any mandatory redemption, pursuant to a sinking fund or otherwise. The Series B Preferred Stock is not redeemable prior to July 30, 1996. On or after such date the Series B Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon not less than 30 days' and no more than 90 days' notice, at the following redemption prices per share (expressed as a percentage of the Liquidation Preference (as defined below)), if redeemed during the 12-month period beginning July 30 of the year indicated:

          Year                             Redemption Price
          ----                             ----------------

          1996                                 103.85%
          1997                                 103.30%
          1998                                 102.75%
          1999                                 102.20%
          2000                                 101.65%
          2001                                 101.10%
          2002                                 100.55%

and thereafter at a price of $50.00 per share, plus, in each case, accrued and accumulated but unpaid dividends thereon to but excluding the dated fixed for redemption. Dividends will cease to accrue from and after the redemption date on shares of Series B Preferred Stock so called for redemption, and all rights of holders thereof as stockholders of the Company (except the right to receive the redemption price) will cease as of such date. If full cumulative dividends on all outstanding shares of the Series B Preferred Stock have not been paid or declared and set apart for payment for all past dividend periods, or if any matured obligations of the Company with respect to any sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have not been met, the Series B Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of Series B Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred Stock. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the Company will select those shares to be redeemed by lot or pro rata (as nearly as may be) or by any other method as may be reasonably determined by the Board of Directors in good faith to be equitable.

          The right to convert shares of Series B Preferred Stock will terminate at the close of business on the date fixed for redemption unless the Company defaults in its payment of the Redemption Price.

          Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series B Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, after provision has been made for payment of any liquidation preference of any other class of stock of the Company ranking senior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up and before any distribution of assets is made in respect of (i) any other shares of Preferred Stock that may be issued in the future and that rank junior to the Series B Preferred Stock as to rights upon liquidation, dissolution or winding up or (ii) shares of Common Stock, liquidating distributions in the amount of $50.00 per share (the "Liquidation Preference"), plus accrued and accumulated but unpaid dividends to the date of final distribution. After payment of the full preferential amount to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. If the assets available for distribution are insufficient to pay holders of shares of Series B Preferred Stock and of any other shares of stock of the Company ranking as to any such distribution on a parity with the Series B Preferred Stock the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all Series B Preferred Stock and of such other shares in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

          Conversion Rights. Each share of Series B Preferred Stock is convertible, in whole or in part, at the option of the holder thereof, into that number of shares which is equal to $50.00 divided by the conversion price per share applicable to Common Stock at the time of such conversion (the "Conversion Price"). The Conversion Price is currently $36.75 but will be adjusted under certain circumstances.

          Shares of Series B Preferred Stock surrendered for conversion in accordance with the requirements set forth below will be deemed converted immediately prior to the close of business on the date of such surrender and the holder of the shares of Common Stock issued upon such conversion will be treated as a record holder of Common Stock at such time. However, the Company will not make any payments or adjustments with respect to dividends accrued on shares of Series B Preferred Stock surrendered for conversion or the shares of Common Stock issued upon such conversion.

          Conversion of shares of Series B Preferred Stock may be effected by surrender of the certificate(s) evidencing such shares at the office of the transfer agent for the Series B Preferred Stock, properly endorsed, together with a written notice of election to convert such shares and the name(s) in which certificates representing the shares of Common Stock issued upon conversion are to be issued, and in the event certificates are to be issued in a name other than that in which the shares of Series B Preferred Stock were registered, payment to the Company or evidence that such payment has been made, of any taxes payable in respect of such transfer.

          If the Company pays or makes a dividend or distribution on any class of its capital stock in shares of Common Stock, the Conversion Price will be reduced, effective at the opening of business on the date following the Determination Date (as hereinafter defined), to an amount equal to the Conversion Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (not including treasury shares but including shares issuable in respect of scrip certificates) outstanding on the Determination Date (the "Outstanding Shares"), and the denominator of which shall be the sum of the Outstanding Shares and the shares to be issued in
connection with the dividend or distribution.   For the purposes of this
Prospectus, the "Determination Date" means any date fixed by the Company for determining which stockholders are entitled to receive payments, dividends, warrants or other distributions, as applicable. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall be readjusted.

          In the event that the Company issues rights or warrants entitling holders of Common Stock to subscribe for or purchase shares of Common Stock (the "Offered Shares") at a price per share (the "Offered Price") less than the Average Market Price (as defined below) on the Determination Date, the Conversion Price will be reduced, effective at the opening of business on the day following the Determination Date, to an amount equal to the Conversion Price multiplied by a fraction, the numerator of which shall be the sum of the number of Outstanding Shares plus the number of shares of Common Stock which could be purchased at the Average Market Price with the proceeds of the sale of the Offered Shares at the Offered Price, and the denominator of which shall be the sum of the number of Outstanding Shares plus the number of Offered Shares. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, or to the extent that such rights or warrants are not so issued, the Conversion Price shall be readjusted. As used herein, the term "Average Market Price" of the Common Stock means the average of the daily reported closing sales prices, regular way, per share of the Common Stock on the NYSE or, if the Common Stock is not principally traded on the NYSE, such other market on which the Common Stock is listed or principally traded, for the 10 consecutive trading days prior to the Determination Date.

          Effective at the opening of business on the date following any subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Price shall be proportionately reduced. Conversely, at the opening of business on the date following the combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased.

          If the Company makes a distribution to all holders of its Common Stock of evidences of indebtedness or assets (other than any dividend or distribution paid in cash or other property out of the retained earnings of the Company and other than any such distributions of Common Stock, warrants or rights described above) then the Company may, at its option, either: (i) include the holders of Series B Preferred Stock in such distribution, with such distribution being made to such holders assuming the full conversion of their shares of Series B Preferred Stock into shares of Common Stock at the current Conversion Price on the Determination Date or, (ii) effective at the opening of business on the date following the Determination Date, reduce the Conversion Price to an amount equal to the Conversion Price on the Determination Date multiplied by a fraction, the numerator of which shall be the Average Market Price on the Determination Date less the then fair market value (as reasonably determined in good faith by the Board of Directors of the Company) on such date of the assets or evidences of indebtedness to be distributed on one share of Common Stock and the denominator of which shall be the Average Market Price. In the event that such distribution is not so paid or made, the Conversion Price shall be readjusted. If the Company determines to make a distribution in accordance with (i) above, the Company may elect to pay cash to such holders in an amount equal to the fair market value (determined as provided above) of the distribution to which such holders would otherwise have been entitled.

          The Company may make such other reductions in the Conversion Price as it deems advisable to prevent any event treated for Federal income tax purposes as a dividend of stock or stock rights from being taxable to the recipients.

          In the event of any merger or consolidation involving the Company which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or any sale or transfer of all or substantially all of the assets of the Company (an "Event"), then each share of Series B Preferred Stock shall be convertible only into the kind and amount of securities, cash or other property receivable upon such Event by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to such Event. A reclassification of Common Stock into other securities shall be deemed to involve both a distribution of such other securities to all holders of Common Stock, and a subdivision or combination, as the case may be, of Common Stock.

          No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price, but any adjustments not made because of this limitation shall be carried forward and taken into account in determining whether subsequent adjustments shall be required. In no event shall the Conversion Price be reduced below the then par value of the Common Stock and any such adjustment which would cause the Conversion Price to be reduced below such par value shall instead reduce the Conversion Price to such par value.

          No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment in an amount equal to the same fraction of the market price per share of Common Stock (as determined in good faith by the Board of Directors of the Company or in any manner prescribed by the Board of Directors of the Company) at the close of business on the day of conversion.

          Notices. Holders of Series B Preferred Stock will be entitled to notice in the event of (a) the declaration of a dividend on Common Stock by the Company payable otherwise than in cash out of its retained earnings, (b) the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights, (c) any reclassification of Common Stock or, under certain circumstances, of a consolidation or merger to which the Company is a party, or of the sale or transfer of all or substantially all of the assets of the Company, or (d) the voluntary or involuntary dissolution, liquidation or winding up of the Company.

Additional Provisions of the Company's Certificate of Incorporation and By-laws

          Business Combinations. The Certificate of Incorporation requires the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the then outstanding shares of Voting Stock (as defined therein), voting together as a single class, excluding from such number of outstanding shares and from such required vote Voting Stock beneficially owned by any Interested Stockholder (as defined therein, generally, as a 25% stockholder), to approve any merger or other Business Combination (as defined therein, which term includes a merger, sale of $25,000,000 of assets, and similar extraordinary corporate transactions) between, or otherwise involving, the Company and any Interested Stockholder, unless the transaction has been approved by a majority of the Continuing Directors (as defined therein) in the manner described therein, or under some circumstances, unless certain minimum price, form of consideration and procedural requirements are satisfied.

          Amendments to Certificate of Incorporation and By-laws. Under the Certificate of Incorporation, the alteration, amendment or repeal of, or adoption of any provision inconsistent with the provisions of the Certificate of Incorporation relating to the issuance of Preferred Stock or Common Stock, the classified board of directors and amendments to the By-laws will require the affirmative vote of the holders of at least 75% of the voting power! of the shares entitled to vote for the election of directors. Amendments of provisions of the Certificate of Incorporation relating to Business Combinations require a vote of the holders of 66 2/3% of the then outstanding shares of Voting Stock, excluding Voting Stock held by Interested Stockholders, unless 75% of the Board of Directors recommend such amendment and the directors comprising such 75% would qualify as Continuing Directors.

          Classified Board of Directors. The Certificate of Incorporation provides for the Board of Directors to be divided into three classes, with the term of one such class expiring each year. If holders of Preferred Stock shall have the right, voting separately by class or series, to elect directors, the directors so elected shall not be divided into classes unless expressly provided in the Certificate of Incorporation or the applicable Certificate of Designation. The Company's Board of Directors currently consists of 22 members.

          Removal of Directors; Vacancies. Under the DGCL, unless the certificate of incorporation provides otherwise, directors of a corporation with a classified board, such as the Company, may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors. The Certificate of Incorporation does not provide for removal for reasons other than cause. The term "cause" is not defined under the DGCL. Consequently, any question concerning the legal standard for "cause" would have to be judicially determined, and such a determination could be difficult, expensive and time-consuming.

          Vacancies on the Board of Directors resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any additional director elected to fill such a vacancy shall hold office for a term coinciding with the remaining term of the class to which he was elected. Any other vacancies on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, and the director so elected shall have the same remaining term as that of his predecessor.

Warrants

          General. The Company currently has issued and outstanding Warrants for the purchase of 3,749,466 shares of Common Stock. All of such Warrants were originally issued to the Selling Stockholder. The Warrants being offered are being sold for the account of the Selling Stockholder.

          Each Warrant represents the right to purchase one share of Common Stock at an initial purchase price of $39.00. The purchase price and the number of shares issuable upon exercise of the warrants are subject to adjustment in certain events as more fully set forth below (the purchase price, as so adjusted, is hereinafter referred to as the "Warrant Price").

          The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. During the period in which a Warrant is exercisable, exercise of such Warrant may be effected by presentation and surrender of such Warrant to the warrant agent at the office or agency of the warrant agent maintained for that purpose pursuant to the terms of the Warrant with the form of election to purchase on the reverse thereof duly completed and signed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the NASD or by a member of a national securities exchange, and accompanied by payment to the warrant agent for the account of the Company, of the Warrant Price for the number of shares of Common Stock specified in such form. All shares of Common Stock issued upon the exercise of a Warrant shall be duly authorized and validly issued, fully paid and nonassessable. Until the exercise of their Warrants, the holders thereof will have no rights as stockholders of the Company.

          The warrant agent for the Warrants will be named in the applicable Prospectus Supplement.

          The Warrants are exercisable at any time on or prior to July 31, 1998. The outstanding Warrants are not subject to redemption.

          Anti-Dilution Provisions. If the Company pays or makes a dividend or distribution on any class of its capital stock in shares of Common Stock, the Warrant Price will be reduced, effective at the opening of business on the date following the Determination Date, to an amount equal to the Warrant Price multiplied by a fraction, the numerator of which shall be the number of Outstanding Shares, and the denominator of which shall be the sum of the Outstanding Shares and the shares to be issued in connection with the dividend or distribution. In the event that such dividend or distribution is not so paid or made, the Warrant Price shall be readjusted.

          In the event that the Company issues rights or warrants entitling holders of Common Stock to subscribe for or purchase Offered Shares at an Offered Price less than the Average Market Price on the Determination Date, the

Warrant Price will be reduced, effective at the opening of business on the date following the Determination Date, to an amount equal to the Warrant Price multiplied by a fraction, the numerator of which shall be the sum of the number of Outstanding Shares plus the number of shares of Common Stock which could be purchased at the Average Market Price with the proceeds of the sale of the Offered Shares at the Offered Price, and the denominator of which shall be the sum of the Outstanding Shares plus the Offered Shares. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, or to the extent that such rights or warrants are not issued, the Warrant Price shall be readjusted.

          Effective at the opening of business on the date following any subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the Warrant Price shall be proportionately reduced. Conversely, at the opening of business on the date following the combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Warrant Price shall be proportionately increased.

          If the Company makes a distribution to all holders of its Common Stock of evidences of indebtedness or assets (other than any dividend or distribution paid in cash or other property out of the retained earnings of the Company and other than any such distributions described above) then the Company may, at its option, either: (i) include the holders of Warrants in such distribution with such distribution being made to such holders assuming the exercise of their Warrants into shares of Common Stock at the current Warrant Price on the Determination Date or, (ii) effective on the opening of business on the date following the Determination Date, reduce the Warrant Price to an amount equal to the Warrant Price on the Determination Date multiplied by a fraction, the numerator of which shall be the Average Market Price on the Determination Date less the then fair market value (as reasonably determined in good faith by the Board of Directors of the Company) on such date of the assets or evidences of indebtedness to be distributed on one share of Common Stock and the denominator of which shall be the Average Market Price. In the event that such distribution is not so paid or made, the Warrant Price shall be readjusted. If the Company determines to make a distribution in accordance with (i) above, the Company may elect to pay cash to such holders in an amount equal to the fair market value (determined as provided above) of the distribution to which such holders would otherwise have been entitled.

          The Company may make such other reductions in the Warrant Price as it deems advisable to prevent any event treated for Federal income tax purposes as a dividend of stock or stock rights from being taxable to the recipients.

          In case of any Event, then each Warrant shall be convertible only into the kind and amount of securities, cash or other property receivable upon such Event by a holder of the number of shares of Common Stock for which such Warrant was exercisable immediately prior to such Event. A reclassification of Common Stock into other securities shall be deemed to involve both a distribution of such other securities to all holders of Common Stock, and a subdivision or combination, as the case may be, of Common Stock.

          No adjustment in the Warrant Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Warrant Price, but any adjustments not made because of this limitation shall be carried forward and taken into account in determining whether subsequent adjustments shall be required. In no event shall the Warrant Price be reduced below the then par value of the Common Stock and any such adjustment which would cause the Warrant Price to be reduced below such par value shall instead reduce the Warrant Price to such par value.

          No fractions of Warrants shall be issued on any distribution of Warrants to holders of Warrants, but, instead of any fraction of a Warrant which would otherwise be issuable, the Company shall pay a cash adjustment in an amount equal to the same fraction of the current market value per Warrant (as determined in accordance with the terms of the Warrant Agreement) for the trading day immediately prior to the date of such exercise.

          No fractional shares of Common Stock shall be issued upon exercise of a Warrant, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment in an amount equal to the same fraction of the current market value per share of Common Stock (as determined in accordance with the terms of the Warrant Agreement) for the trading day immediately prior to the date of such exercise.

          Notices. Holders of Warrants will be entitled to notice in the event of (a) the declaration of a dividend on Common Stock by the Company payable otherwise than in cash out of its retained earnings, (b) the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock or any class or of any other rights, (c) any reclassification of Common Stock or, under certain circumstances, of a consolidation or merger to which the Company is a party, or of the sale or transfer of all or substantially all of the assets of the Company, or (d) the voluntary or involuntary dissolution, liquidation or winding up of the Company.


Common Stock

          As of December 31, 1993 the Company had outstanding approximately 334 million shares of its Common Stock. Each holder of Common Stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of shares of Common Stock vote as one class, together with the shares of Series C Preferred Stock. Holders of Common Stock may not cumulate their votes in the election of directors, and are entitled to share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, but only after payment of dividends required to be paid on outstanding shares of Preferred Stock. Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Stock share pro rata in the assets remaining after payments to creditors and provision for the preference of any Preferred Stock. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is The First National Bank of Boston. The Common Stock is listed on the NYSE and the Pacific Stock Exchange.


                              PLAN OF DISTRIBUTION


          The Selling Stockholder may sell the Series B Preferred Stock and Warrants on a negotiated or competitive bid basis to or through underwriters or dealers, and also may sell the Series B Preferred Stock and Warrants through agents. The Prospectus Supplement will describe the method of distribution of the Series B Preferred Stock and Warrants.

          The distribution of the Series B Preferred Stock and Warrants may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

          If underwriters are used in the offering of the Series B Preferred Stock and Warrants, the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Unless otherwise set forth in the Prospectus Supplement, such underwriters will include SBS and Lehman. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Series B Preferred Stock and Warrants described therein. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any offering of the Series B Preferred Stock or the Warrants will (1) entitle the underwriters to indemnification by the Company and the Selling Stockholder against certain civil liabilities, including liabilities under the Act, or to contribution for payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all securities subject to such agreement if any are purchased.

          The Selling Stockholder also may sell the Series B Preferred Stock and Warrants to a dealer as principal. In such event, the dealer may then resell the Series B Preferred Stock and Warrants to the public at varying prices to be determined by such dealer at the time of resale. Unless otherwise set forth in the Prospectus Supplement, such dealers will include SBS and Lehman. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

          The Series B Preferred Stock and the Warrants also may be offered through agents designated by the Selling Stockholder from time to time. Unless otherwise set forth in the Prospectus Supplement, such agents will include SBS and Lehman. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

          Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Act) of the Series B Preferred Stock and Warrants described therein and, under agreements which may be entered into with the Company and the Selling Stockholder, may be entitled to indemnification by the Company and the Selling Stockholder against certain civil liabilities, including liabilities under the Act, or to contribution for payments which they may be required to make in respect thereof.

          Prior to the offering of the Series B Preferred Stock and Warrants there has been no public market for the Series B Preferred Stock or the Warrants. The initial offering prices for such securities will be determined by the Selling Stockholder and the underwriters, dealers or agents, as the case may be. Among the factors that will be considered in determining the initial offering prices, in addition to prevailing market conditions, are the Company's financial and operating history and condition, markets for similar securities of comparable companies, the market price of the Common Stock, the conversion price of the Series B Preferred Stock, the exercise price of the Warrants, the dividend yield of the Series B Preferred Stock and similar securities, of comparable companies, and the premium on warrants or similar securities of comparable companies.

          Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and the Selling Stockholder in the ordinary course of business.

          The anticipated place and time of delivery for the Series B Preferred Stock and Warrants will be set forth in the Prospectus Supplement.

          This Prospectus may be used by SBS in connection with offers and sales of the Offered Securities in market-making transactions, subject to obtaining any necessary approvals of the NYSE, at negotiated prices related to prevailing market prices at the time of sale. SBS may act as principal or agent in such transactions. SBS has no obligation to make a market in any of the Offered Securities and may discontinue its market-making activities at any time without notice, at its sole discretion.

          SBS, a member of the National Association of Securities Dealers, Inc. (the "NASD") and an affiliate of the Company, and Lehman, a member of the NASD and a majority-owned subsidiary of the Selling Stockholder, may underwrite the offerings of the Offered Securities covered by this Prospectus and participate in offers and sales of such Offered Securities. Accordingly, the underwriting arrangements for the offering and such offers and sales will conform with the requirements set forth in Schedule E to the By-Laws of the NASD regarding an NASD member firm's participation in distributing its affiliate's securities. In particular, the public offering price of the Warrants can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Lehman, unless otherwise set forth in a Prospectus Supplement, will serve in such role and will recommend prices in compliance with the requirements of Schedule E. Lehman, in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. For a description of certain arrangements and relationships among the Selling Stockholder, the Company, and the Representatives, see "Selling Stockholder."


                                  ERISA MATTERS

          By virtue of the Company's affiliation with certain of its subsidiaries, including SBS, that are involved in investment advisory and asset management activities, the Company and any direct or indirect subsidiary of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), with respect to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if the Offered Securities are acquired by an employee benefit plan with respect to which the Company or any direct or indirect subsidiary of the Company is a party in interest, unless such securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the Offered Securities should consult with its legal counsel.

                                  LEGAL MATTERS

          The validity of the Offered Securities will be passed upon for the Company by Charles O. Prince, III, Esq., General Counsel of the Company, The Travelers Inc., 65 East 55th Street, New York, New York 10022 or by counsel to be identified in the Prospectus Supplement. Mr. Prince, Senior Vice President, General Counsel and Secretary of the Company, beneficially owns, or has rights to acquire under the Company's employee benefit plans, an aggregate of less than 1% of the Company's Common Stock. Certain legal matters will be passed upon for the Selling Stockholder by Louise M. Parent, General Counsel of the Selling Stockholder, or counsel to be identified in the Prospectus Supplement, and for the Underwriters by counsel to be identified in the Prospectus Supplement.


                                     EXPERTS

          The consolidated financial statements and schedules of the Company (formerly Primerica Corporation) as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, included in the Company's Annual Report on Form 10-K for the year 1992, have been incorporated by reference herein, in reliance upon the reports (also incorporated by reference herein) of KPMG Peat Marwick, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the December 31, 1992 consolidated financial statements refers to a change in accounting for income taxes. The consolidated financial statements of The Travelers Corporation as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, included in the Company's Annual Report on Form 10-K for the year 1992, have been incorporated by reference herein, in reliance upon the report which includes an explanatory paragraph referring to changes in the method of accounting for postretirement benefits other than pensions, accounting for income taxes and accounting for foreclosed assets in 1992 (also incorporated by reference herein) of Coopers & Lybrand, independent accountants, and upon the authority of said firm as experts in accounting and auditing. The combined statement of assets acquired and liabilities assumed of the Shearson Lehman Brothers and SLB Asset Management Divisions ("SLBD") of Shearson Lehman Brothers Holdings Inc. as of December 31, 1992 and 1991, the related combined statement of operations of SLBD for the years then ended and the combined statement of cash provided by net income, as adjusted for non cash expenses and changes in assets acquired and liabilities assumed, exclusive of investing and financing activities for the year ended December 31, 1992, included in the Company's Current Report on Form 8-K dated April 28, 1993, have been incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of Ernst & Young, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

                                     PART II


Item 14.   Other Expenses of Issuance and Distribution.

           SEC registration fee . . . . . . . .       $ 67,455.26
           NASD registration fee  . . . . . . .         20,062
           Blue Sky fees and expenses . . . . .         25,000
           Printing . . . . . . . . . . . . . .        100,000
           Fees of Independent Certified
             Public Accountants . . . . . . . .         25,000
           Miscellaneous expenses . . . . . . .         15,000

             Total expenses   . . . . . . . . .       $252,523.26
                                                      ===========


        Except for the SEC and NASD registration fees, all of the foregoing are estimates.


Item 15.   Indemnification of Directors and Officers.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Section 3 of Article V of the Company's By-laws provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

         The Company also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933, as amended. In certain employment agreements, the Company or its subsidiaries have also agreed to indemnify certain officers against loss from claims made against such officers in connection with the performance of their duties under their employment agreements. Such indemnification is generally to the same extent as provided in the Company's By-laws.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article ELEVENTH of the Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).


Item 16. Exhibits.

Exhibit
Number   Description
- -------  -----------

  1.01   Form of Underwriting Agreement for Series B Preferred Stock.*

  1.02   Form of Underwriting Agreement for Warrants.*

  4.01   Certificate of Designation of Series B Preferred Stock of the Company.

  4.02   Form of Series B Preferred Stock Certificate.

- ----------------------
     *  To be filed by amendment.

Exhibit No.            Description
- -----------            -----------



  4.03   Form of Warrant Agreement.*

  4.04   Form of Warrant.*

  4.05   Form of Common Stock Certificate.

  5.01 Opinion of Charles O. Prince, III, General Counsel of the Company, as to the legality of securities being registered.

 12.01 Computation of ratio of earnings to fixed charges, incorporated by reference to Exhibit 12.01 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-9924) and to Exhibit 12.01 to the
         Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993.

 23.01   Consent of KPMG Peat Marwick, Independent Certified Public
         Accountants.

 23.02   Consent of Coopers & Lybrand, Independent Accountants.

 23.03   Consent of Ernst & Young, Independent Auditors.

 23.04   Consent of Counsel (included in Exhibit 5.01).

 24.01   Powers of Attorney of certain directors of the Company.

 28.01 Information from Reports Furnished to State Insurance Regulatory Authorities. Schedule P to the Consolidated Annual Statement of Gulf Insurance Company and its affiliated fire and casualty insurers, incorporated by reference to
         Exhibit 29.01 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-9924). The information included in Schedule P of Annual Statements of The Travelers Corporation, a Connecticut corporation ("old Travelers"), or its affiliates is omitted. During 1993, old Travelers was a registrant under the Securities Exchange Act of 1934, and filed such information with the Securities and Exchange Commissio!n in its own right. During such time the Company owned approximately 27% of the common stock of old Travelers. The information included in Schedule P of Annual Statements of the Company's unconsolidated subsidiaries is omitted in accordance with paragraph 28, clause (iv) of Item 601 of Regulation S-K.

- -----------------------------------
     *To be filed by amendment.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, this 15th day of February, 1994.

                                     THE TRAVELERS INC.
                                     (Registrant)


                                     By: /s/ James Dimon
                                        --------------------------------
                                          James Dimon
                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 15th day of February, 1994.




     Signature                            Capacity
     ---------                            --------


                                             Chairman of the Board, Chief
     /s/ Sanford I. Weill                    Executive Officer and Director
........................................     (Principal Executive Officer)
            Sanford I. Weill
                                             President, Chief Operating Officer,
     /s/ James Dimon                         Chief Financial Officer and
........................................     Director (Principal Financial
               James Dimon                   Officer)

     /s/ Irwin R. Ettinger                   Senior Vice President and Chief
........................................     Accounting Officer (Principal
            Irwin R. Ettinger                Accounting Officer)


........................................     Director
          C. Michael Armstrong

              *
........................................     Director
           Kenneth J. Bialkin


........................................     Director
            Richard H. Booth

     Signature                               Capacity
     ---------                              --------


........................................     Director
             Edward H. Budd

              *
........................................     Director
         Joseph A. Califano, Jr.

              *
........................................     Director
            Robert W. Crispin

              *
........................................     Director
           Douglas D. Danforth

              *
........................................     Director
            Robert F. Daniell

              *
........................................     Director
           Leslie B. Disharoon

              *
........................................     Director
             Gerald R. Ford

              *
........................................     Director
           Robert F. Greenhill

              *
........................................     Director
              Ann D. Jordan

              *
........................................     Director
             Robert I. Lipp

              *
........................................     Director
             Dudley C. Mecum

     Signature                            Capacity
     ---------                            --------


              *                              Director
........................................
           Andrall E. Pearson

              *                              Director
........................................
             Frank J. Tasco

              *                              Director
........................................
            Linda J. Wachner

              *                              Director
........................................
          Joseph R. Wright, Jr.

              *                              Director
........................................
              Arthur Zankel

              *                              Director
........................................
              Frank G. Zarb





* By: /s/ James Dimon
     .................................
     James Dimon
     Attorney-in-fact

				  EXHIBIT INDEX
                                  -------------
Exhibit
Number   Description
- -------  -----------

  1.01   Form of Underwriting Agreement for Series B Preferred Stock.*

  1.02   Form of Underwriting Agreement for Warrants.*

  4.01   Certificate of Designation of Series B Preferred Stock of the Company.

  4.02   Form of Series B Preferred Stock Certificate.

  4.03   Form of Warrant Agreement.*

  4.04   Form of Warrant.*

  4.05   Form of Common Stock Certificate.

  5.01 Opinion of Charles O. Prince, III, General Counsel of the Company, as to the legality of securities being registered.

 12.01 Computation of ratio of earnings to fixed charges, incorporated by reference to Exhibit 12.01 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-9924) and to Exhibit 12.01 to the
         Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993.

 23.01   Consent of KPMG Peat Marwick, Independent Certified Public
         Accountants.

 23.02   Consent of Coopers & Lybrand, Independent Accountants.

 23.03   Consent of Ernst & Young, Independent Auditors.

 23.04   Consent of Counsel (included in Exhibit 5.01).

 24.01   Powers of Attorney of certain directors of the Company.

 28.01 Information from Reports Furnished to State Insurance Regulatory Authorities. Schedule P to the Consolidated Annual Statement of Gulf Insurance Company and its affiliated fire and casualty insurers, incorporated by reference to
         Exhibit 29.01 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-9924). The information included in Schedule P of Annual Statements of The Travelers Corporation, a Connecticut corporation ("old Travelers"), or its affiliates is omitted. During 1993, old Travelers was a registrant under the Securities Exchange Act of 1934, and filed such information with the Securities and Exchange Commissio!n in its own right. During such time the Company owned approximately 27% of the common stock of old Travelers. The information included in Schedule P of Annual Statements of the Company's unconsolidated subsidiaries is omitted in accordance with paragraph 28, clause (iv) of Item 601 of Regulation S-K.

- -----------------------------------
     *To be filed by amendment.